Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Electromed, Inc. of our report dated September 5, 2017, relating to the financial statements of Electromed, Inc., appearing in the Annual Report on Form 10-K of Electromed, Inc. for the year ended June 30, 2017.

/s/ RSM US LLP

Minneapolis, Minnesota

December 4, 2017